Exhibit 99.1

Press Release

CONTACT:

Company Contact:

CollaGenex Pharmaceuticals, Inc.

Nancy C. Broadbent, 215-579-7388

or

Investor Relations:

KCSA Worldwide

Evan Smith, CFA / Erica Pettit

212-896-1251 / 212-896-1248

CollaGenex Pharmaceuticals Reports Revenues and Earnings

for the Second Quarter of 2004

Net Income Allocable to Common Stockholders of $0.11 per Share

after $0.03 per Share Restructuring Charge

NEWTOWN, PA — July 22, 2004 — CollaGenex Pharmaceuticals, Inc. (NASDAQ:CGPI) today reported financial results for the second quarter ended June 30, 2004. Total revenues increased 14% to $14.4 million compared to $12.7 million in the second quarter of 2003. Net product sales were $14.4 million in the second quarter of 2004, a 22% increase over net product sales of $11.8 million recorded in the second quarter of 2003.

During the second quarter of 2004, the Company reported net income of $2.0 million compared to net income of $1.6 million during the second quarter of 2003. Net income allocable to common stockholders for the second quarter of 2004 was $1.6 million, or $0.11 per basic and diluted share, compared to net income of $1.2 million, or $0.10 per basic and diluted share, in the second quarter of 2003. The net income in the second quarter of 2004 included a charge of $480,000, or $0.03 per basic and diluted share, for a charge related to the realignment of the sales force to focus on high-potential prescribers in dental and dermatological markets.

Research and development (R&D) expenses in the second quarter of 2004 increased 49% to $2.5 million, compared with $1.7 million in the second quarter of 2003. This increase reflects the Company’s commitment to developing its proprietary product pipeline through the clinical development of Periostat MR for adult periodontitis and rosacea and the development of products based on the Restoraderm(R) technology platform.

Highlights for the second quarter of 2004:

•	Began patient screening and enrollment of a multicenter 240 patient Phase III clinical study of Periostat MR for adult periodontitis.

•	Initiated two Phase III clinical trials to evaluate Col-101 for the treatment of rosacea. The two double-blinded, placebo-controlled Phase III clinical studies are the largest ever conducted for a systemic treatment for rosacea and will each enroll up to 264 patients at a total of 22 investigational centers. Col-101 is also known as Periostat MR, and CollaGenex is currently developing a brand name specifically for the use of Col-101 in dermatology.

•	Settled all pending litigation between CollaGenex and United Research Laboratories, Inc./Mutual Pharmaceutical Company, Inc (“Mutual”). In the settlement, Mutual asserted and acquiesced to the validity of the patents protecting Periostat, and CollaGenex entered into a License and Supply Agreement with Mutual. The settlement reduces the uncertainty regarding challenges to the Periostat patent estate, and provides another industry acquiescence to the validity of the Periostat patents.

•	Restructured its pharmaceutical sales organization into dedicated dental and dermatology sales forces. The restructuring is intended to increase the Company’s sales focus on high-prescribing dentists and dermatologists while reducing its cost base.

•	Reported positive outcome of Phase II clinical study evaluating Metastat, a Col-3 compound, in Kaposi’s sarcoma. The results indicated that patients can tolerate Col-3 for a prolonged period of time, and certain patients had a markedly prolonged duration of disease remission. CollaGenex plans to continue working with the National Cancer Institute to determine how best to capitalize on this opportunity to make a new treatment available for patients with Kaposi’s sarcoma.

Recent Events:

•	Reported statistically and clinically significant results from Periostat + Atridox study in patients with periodontitis. This combination treatment approach resulted in up to a 48% average increase in attachment level and a 44% mean reduction in periodontal pocket depth compared to the control arm of the study.

“In the second quarter of 2004, we moved forward on several key initiatives to secure our position in the marketplace and the potential for the future growth of our product pipeline,” commented Colin W. Stewart, president and chief executive officer of CollaGenex. “We are very pleased that we continued to achieve key milestones and initiated two Phase III clinical trials of Col-101, our once daily, modified-release formulation of doxycycline, 40 mg, for the treatment of rosacea as well as a Phase III clinical study to evaluate the efficacy of Periostat(R) MR for the treatment of adult periodontitis. These trials support our strategy to have a once-daily version of Periostat for both periodontal disease and rosacea on the market in 2006 prior to our Periostat patent expiring in May 2007.”

Nancy C. Broadbent, chief financial officer of CollaGenex, stated, “Our settlement agreement with Mutual was highly favorable to CollaGenex and resolved the inherent risk and uncertainty involved with this outstanding litigation, allowing us to move forward to continue to invest in and grow our business. Second quarter revenues included an initial stocking order to Mutual of $4.7 million, which reflects a significant promotional discount from the price Mutual is contractually obliged to pay for their branded version of Periostat on all subsequent orders. This is a one-time event related to our agreement with Mutual. The effect of this stocking order was to reduce the average selling price and gross profit on Periostat net sales during the quarter and, as previously disclosed, we anticipate sales in the third quarter of 2004 to be lower than the second quarter since Mutual is not expected to reorder until its inventories are reduced. During the fourth quarter of 2004, we anticipate that our reported sales will more closely reflect end-user demand, and we expect to generate gross margins in the range of 86% to 88% of our total net sales of Periostat, including Mutual’s branded version.”

Ms. Broadbent continued, “During the quarter, we took several key steps to address the market more effectively and support our growth initiatives. With the realignment of our sales force, we have increased our focus on high prescribing dentists and dermatologists and positioned ourselves to be more effective in licensing and launching new products. We continue to remain focused on improving our operating efficiency over the next 12 to 18 months while increasing our investment in research and development to support the development of IMPACS for current and future indications and for the development of products based on our Restoraderm technology platform.”

As previously discussed, CollaGenex anticipates a decrease in its selling, general, and administrative (SG&A) expenses for 2004. The expected savings resulting from the reorganization of the sales force and lower legal expenses following the settlement with Mutual should reduce the Company’s 2004 SG&A expenses, excluding the $2 million one-time charge for the Mutual settlement, to approximately $30 million compared to $33.7 million during 2003. CollaGenex is entitled to deduct costs incurred in defense of its patents, including the one-time payment to Mutual, from current and future royalties due to the State University of New York on sales of Periostat(R).

CollaGenex anticipates its total R&D investment during 2004 to be in the range of $8.5 to $9.0 million compared to $5.5 million in 2003.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Thursday, July 22, 2004, at 11:00 a.m. Eastern Time to discuss the Company’s second quarter 2004 financial results. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on August 5, 2004 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 4974437.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The dental sales force also promotes Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D FreeFlow(R), Atrix Laboratories, Inc.’s products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel(R), a prescription topical corticosteriod licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat(R) may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat(R), as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these other applications. In addition, CollaGenex has licensed the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Financial Tables Follow

Summary Financial Data

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended June 30,
	2004	2003
Consolidated Statement of Operations:
Revenues:
Net product sales	$14,372	$11,750
Contract revenues	60	503
License revenues	13	433

Total revenues	14,445	12,686

Operating Expenses:
Cost of product sales	2,052	1,738
Research and development	2,457	1,654
SG&A, other	7,530	7,718
SG&A, restructuring	480	—

Total operating expenses	12,519	11,110

Other Income (Expense):
Interest income	69	25
Other income (expense)	3	(4)

Net income	1,998	1,597

Preferred stock dividend	400	400

Net income allocable to common stockholders	$1,598	$1,197

Net income per basic share allocable to common stockholders	$0.11	$0.10

Weighted average shares used in computing net income per basic share allocable to common stockholders	14,310,289	11,427,420

Net income per diluted share allocable to common stockholders	$0.11	$0.10

Weighted average shares used in computing net income per diluted share allocable to common stockholders	14,741,845	12,369,971

	Six Months Ended June 30,
	2004	2003
Revenues:
Net product sales	$27,700	$23,120
Contract revenues	120	1,053
License revenues	31	670

Total revenues	27,851	24,843

Operating Expenses:
Cost of product sales	4,053	3,652
Research and development	3,845	2,621
SG&A, other	15,648	15,791
SG&A, legal settlement	2,000	—
SG&A, restructuring	480	—

Total operating expenses	26,026	22,064

Other Income (Expense):
Interest income	140	56
Other expense	—	(10)

Net income	1,965	2,825

Preferred stock dividend	800	800

Net income allocable to common stockholders	$1,165	$2,025

Net income per basic share allocable to common stockholders	$0.08	$0.18

Weighted average shares used in computing net income per basic share allocable to common stockholders	14,140,509	11,410,914

Net income per diluted share allocable to common stockholders	$0.08	$0.17

Weighted average shares used in computing net income per diluted share allocable to common stockholders	14,668,578	12,252,893

Consolidated Selected Balance Sheet Data:

	June 30, 2004	December 31, 2003
Cash, cash equivalents and short-term investments	$30,655	$32,670
Total current assets	43,103	41,860
Total assets	45,152	44,132

Total current liabilities	6,715	9,850
Long-term liabilities	310	326

Total liabilities	7,025	10,176

Total stockholders’ equity	38,127	33,956

This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties, including statements regarding future revenues, gross profits, operating expenses and any other statements about management’s expectations, beliefs, goals, plans or prospects. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect CollaGenex’s business and prospects. Our business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex’s sales and marketing plans for Periostat and other products that we market, risks associated with our arrangement with Mutual, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, risks that the FDA will approve products that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex’s success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies and the success of our dermatology product candidates. There can be no assurance that CollaGenex’s product candidates (other than the FDA’s approval of Periostat for marketing in the United States, the United Kingdom Medicines and Healthcare products Regulatory Agency’s approval of Periostat for marketing in the United Kingdom and Periostat’s marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxembourg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully promote Pandel, Atridox, Atrisorb-FreeFlow or Atrisorb-D. As a result of such risks and those risks set forth in CollaGenex’s filings with the Securities and Exchange Commission, CollaGenex’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat®, IMPACS®, Metastat® and Restoraderm® are registered trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of Atrix Laboratories, Inc.

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